COMMON STOCK REPURCHASE AGREEMENT

This Common Stock Repurchase Agreement (the Agreement) is entered into as of July 5,
2017, by and between Clikia Corp., a Nevada corporation (the Company), and
TikiLive, Inc. (Shareholder).

RECITALS

WHEREAS, Shareholder obtained a total of 50,000,000 shares of Company common stock, pursuant to a Plan and Agreement of Reorganization (the Reorganization) dated
February 15, 2017, between the Company and the shareholders of Clikia Corp., a
Louisiana corporation (Clikia-LA), including Shareholder; and

WHEREAS, prior to the Reorganization, Shareholder had acquired shares of Clikia-LA, pursuant to arm's-length negotiations with the principal of Clikia-LA; and

WHEREAS, subsequent to the consummation of the Reorganization, representatives of the
 Company and Shareholder have come to realize that certain misunderstandings existed with respect to the issuance of shares of Clikia-LA to Shareholder; and

WHEREAS, in order to alleviate any such misunderstandings, the Company and Shareholder have agreed that the Company is to repurchase 25,000,000 of the shares (the
Subject Shares) issued to Shareholder pursuant to the Reorganization, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

              AGREEMENT

 1. Repurchase of Shares.

  1.1 Repurchase. At the Closing (as defined below), the Company hereby agrees to repurchase from Shareholder, and Shareholder hereby agrees to sell, assign and transfer to the Company, all of Shareholder's right, title and interest in and to the Subject Shares at the per share price of $0.006 (which price is equal to 50% of the closing price, as reported by OTCMarkets.com, of the Company's common stock on July 5, 2017), an aggregate repurchase price of $150,000.00 (the
Repurchase Amount). Upon the execution of this Agreement, Shareholder shall execute an Assignment Separate from Certificate, in the form attached hereto as Exhibit
A (the Stock Assignment), and, at the Closing, shall deliver the Stock Assignment and the stock certificate representing the Subject Shares. Upon consummation of this Agreement, the Company shall cancel such stock certificate and shall issue a new stock certificate to Shareholder representing the balance of the Shareholder's unpurchased shares. The Repurchase Amount shall be paid by delivery to Shareholder of a promissory note, in the form attached hereto as Exhibit B.

  1.2 Closing. The closing hereunder (the Closing) shall take place at the offices of the Company, on the date hereof, or at such other time, place and/or manner as the parties hereto shall mutually agree.

  1.3 Termination of Rights as a Company Shareholder. Upon payment of the Repurchase Amount, the Subject Shares shall cease to be outstanding for any and all purposes, and Shareholder shall no longer have any rights as a holder of the
 Subject Shares, including any rights that Shareholder may have had under the
Company's Articles of Incorporation, as amended, or otherwise.

  1.4 Withholding Rights. The Company shall be entitled to deduct and withhold from the Repurchase Amount such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue
 Code of 1986, as amended, or any provision of foreign, state or local tax law. To the extent that amounts are so withheld by the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to
Shareholder.

 2. Representations and Warranties. In connection with the transactions contemplated hereby, Shareholder represents and warrants to the Company, as follows:

  2.1 Ownership of Subject Shares. Shareholder has good and marketable right, title and interest (legal and beneficial) in and to all of the Subject
Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon delivery of the Repurchase Amount in accordance with this Agreement, the Company will acquire good and marketable title to the
Subject Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

  2.2 Authorization. Shareholder has all necessary power and authority to execute, deliver and perform Shareholder's obligations under this Agreement and all agreements, instruments and documents contemplated hereby and to sell and deliver the Subject Shares being sold hereunder, and this Agreement constitutes a valid and binding obligation of Shareholder.

  2.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach by Shareholder of, or constitute a default by Shareholder under, any agreement, instrument, decree, judgment or order to which Shareholder is a party or by which Shareholder may be bound.

  2.4 Experience and Evaluation. By reason of Shareholder's business or financial experience or the business or financial experience of Shareholder's professional advisers who are unaffiliated with the Company and who are not compensated by the Company, Shareholder has the capacity to protect Shareholder's own interests in connection with the sale of the Subject Shares to the Company. Shareholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Subject Shares.

  2.5 Access to Information. Shareholder has received all of the information that Shareholder considers necessary or appropriate for deciding whether to sell the Subject Shares hereunder and to perform the other transactions contemplated hereby. Shareholder further represents that Shareholder has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company and to seek from the Company such additional information as Shareholder has deemed necessary to verify the accuracy of any such information furnished or otherwise made available to Shareholder by or on behalf of the Company.

  2.6 No Future Participation. Shareholder acknowledges that Shareholder will have no future participation in any Company gains, losses, profits or distributions with respect to the Subject Shares. If the Subject Shares increase in value by any means, Shareholder acknowledges that Shareholder is voluntarily forfeiting any opportunity to share in any resulting increase in value from the Subject Shares.

  2.7 Tax Matters. Shareholder has had an opportunity to review with
Shareholder's tax advisers the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Shareholder is relying solely on such advisers and not on any statements or representations of the Company or any of its agents. Shareholder understands that Shareholder (and not the Company) shall be responsible for Shareholder's tax liability and any related interest and penalties that may arise as a result of the transactions contemplated by this Agreement.

 3. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any of the Subject Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

 4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, except the choice-of-law provisions thereof.

 5. Entire Agreement. This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, except as expressly referred to herein.

 6. Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Shareholder and the Company.

 7. Further Action. Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to implement the transactions contemplated by this Agreement.

 8. Survival. The representations and warranties herein shall survive the Closing.

 9. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

 10. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 10).

 11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, each of the parties has executed this Common Stock Repurchase
Agreement as of the day and year first above written.

 COMPANY:     SHAREHOLDER:

 CLIKIA CORP.     TIKILIVE, INC.

 By: /s/ DAVID LOFLIN    By: /s/ TIM GREEN
  David Loflin
  President and CEO   Name: Tim Green

       Title: CTO

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, Shareholder hereby sells, assigns and transfers unto Clikia Corp., a
Nevada corporation (the Company) 25,000,000 shares of the Company's common stock, standing in Shareholder's name on the books of the Company and represented by
Certificate Number _______ herewith, and does hereby irrevocably constitute and appoint the Company, as Shareholder's attorney-in-fact, to transfer such shares of common stock on the books of the Company, with full power of substitution in the premises.

 Dated: July 5, 2017.

      SHAREHOLDER:

      TIKILIVE, INC.

      By: /s/ TIM GREEN

      Name: Tim Green

      Title: CTO

This Assignment Separate from Certificate was executed pursuant to the terms of that certain Common Stock Repurchase Agreement by and between Clikia Corp. and
Shareholder dated as of July 5, 2017.